Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Second Quarter 2009 Results

MONESSEN, PA— August 5, 2009 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $48,000 for the three months ended June 30, 2009 compared to $65,000 for the three months ended June 30, 2008. Basic and diluted earnings per share were $0.01 for the three months ended June 30, 2009 and 2008.

Year-to-date, the Company reported net income of $367,000 compared to $333,000 for the same period in the prior year.  Basic and diluted earnings per share were $0.06 for the six months ended June 30, 2009 and 2008.

Mr. O’Brien, President and Chief Executive Officer of the Company, stated, “In spite of the significant impact on net income as a result of the increased FDIC insurance premiums coupled with an industry-wide special assessment, our net income increased for the first six months of 2009 compared to 2008.  In addition, we remain encouraged by the progress of our Company in its core business:

●	Our net interest margin widened 24 basis points quarter to quarter primarily driven by an increase in core deposits.
●	We continue to buffer against the effects of a turbulent economy through increases in our allowance for loan losses where the allowance to total loans ratio improved year-to-date from 0.76% to 0.90%.
●	Our noninterest income grew 51% quarter to quarter driven primarily through our insurance agency, Exchange Underwriters.”

Second Quarter Results

Net interest income for the three months ended June 30, 2009 increased $267,000 to $2.3 million compared to the three months ended June 30, 2008. Interest rate spread and net interest margin were 2.45% and 2.79%, respectively, for the three months ended June 30, 2009 compared to 2.10% and 2.55%, respectively, for the three months ended June 30, 2008. The improvement in interest rate spread and net interest margin is primarily attributed to the growth in the loan portfolio coupled with lower costs on deposits.

The provision for loan losses was $230,000 for the three months ended June 30, 2009 compared to $220,000 for the three months ended June 30, 2008. The increase in the provision is primarily related to growth in the loan portfolio, predominantly in commercial real estate and business, one-to-four family residential, and home equity loans. Current conditions in the housing and credit markets also contributed to the increase in the provision. Charge-offs declined to $36,000 for the three months ended June 30, 2009 compared to $49,000 for the three months ended June 30, 2008.

Noninterest income increased $298,000 to $887,000 for the three months ended June 30, 2009 compared to $589,000 for the three months ended June 30, 2008. The increase is primarily attributable to an increase in insurance commissions from commercial lines and the acquisition of Allsurance Insurance Agency in March 2009.  In addition, we recognized a gain of $73,000 on the sale of securities in the current period.

Noninterest expense increased $575,000 for the three months ended June 30, 2009 compared to the three months ended June 30, 2008, primarily due to an increase in FDIC insurance premiums. In the current period, the FDIC imposed an industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund. The Company accrued $156,000 for its portion of the special assessment.  Increased premiums were also the result of a change in the assessment calculation and the Company’s depletion of credits that were available to offset premiums.

Year-to-Date Results

Net interest income for the six months ended June 30, 2009 increased $607,000 to $4.5 million compared to $3.9 million for the six months ended June 30, 2008. Interest rate spread and net interest margin were 2.44% and 2.77%, respectively, for the six months ended June 30, 2009 compared to 2.05% and 2.53% for the six months ended June 30, 2008. The improvement in interest rate spread and net interest margin is primarily attributed to growth in the loan portfolio coupled with lower costs on deposits.

The provision for loan losses was $390,000 for the six months ended June 30, 2009 compared to $279,000 for the six months ended June 30, 2008. The increase in the provision is primarily related to growth and composition of the loan portfolio, predominantly in commercial real estate and business, one-to-four family residential, and home equity loans. Current conditions in the housing and credit markets also contributed to the increase in the provision. Charge-offs declined to $50,000 for the six months ended June 30, 2009 compared to $220,000 for the six months ended June 30, 2008.

Noninterest income increased $166,000 to $1.8 million for the six months ended June 30, 2009 compared to $1.6 for the six months ended June 30, 2008. The increase was primarily attributable to an increase of $183,000 in insurance commissions as previously noted.

Noninterest expense increased $619,000 for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 primarily due to an increase in FDIC insurance premiums. In the current period, the FDIC imposed an industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund as explained above. In addition, compensation expense increased due to an increase in health care cost and additional personnel from the acquisition of Allsurance Insurance Agency.

Balance Sheet Review

Total assets at June 30, 2009 were $345.7 million, a decrease of $4.1 million from total assets of $349.8 million at December 31, 2008. The decrease in total assets was due to sales and paydowns of securities partially offset by $6.2 million of loan growth, primarily in commercial real estate, commercial business and home equity loans. In addition, in the first six months of 2009, deposits grew $11.1 million while borrowings decreased $16.1 million.

In the second quarter of 2009, the Company adopted Financial Accounting Standards Board Staff Position (“FSP”) Financial Accounting Standard (“FAS”) 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“OTTI”). The FSP requires the reclassification of noncredit-related OTTI recognized in earnings prior to January 1, 2009 from retained earnings to accumulated other comprehensive loss (“OCL”) as a cumulative effect adjustment. During 2008, the Company recognized $4.8 million of OTTI charges for private label mortgage backed securities. Upon adoption of FSP FAS 115-2, the Company determined that $3.1 million of the OTTI charges were credit related and $1.7 million of the OTTI charges were non-credit related. We do not expect to sell these securities and it is more likely than not that we will not be required to sell the securities before recovery of their amortized cost basis. Therefore, as a result of adopting FSP FAS 115-2, a $1.1 million increase to retained earnings (net of $584,000 of taxes) and a corresponding increase to accumulated OCL were recorded as the cumulative effect adjustment for the noncredit-related portion of OTTI losses previously recognized in earnings.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.  Financial highlights of the Company are attached.

* * * * *
Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	June 30,	December 31,
	2009	2008
Selected Financial Condition Data:
Total assets	$345,710	$349,761
Cash and cash equivalents	7,571	7,847
Securities available-for-sale	76,505	85,433
Loans receivable, net	236,348	230,184
Deposits	183,924	172,804
Borrowings	116,267	132,410
Equity	40,478	39,424

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Selected Operations Data:
Total interest income	$4,484	$4,355	$9,054	$8,661
Total interest expense	2,218	2,356	4,568	4,782
Net interest income	2,266	1,999	4,486	3,879
Provision for loan losses	230	220	390	279
Net interest income after provision for loan losses	2,036	1,779	4,096	3,600
Noninterest income	887	589	1,800	1,634
Noninterest expense	2,811	2,236	5,209	4,590
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	112	132	687	644
Income tax expense	45	54	263	255
Net income before noncontrolling interest in net income of consolidated subsidiary	67	78	424	389
Noncontrolling interest in net income of consolidated subsidiary	19	13	57	56
Net income of FedFirst Financial Corporation	$48	$65	$367	$333

Earnings per share - basic and diluted	$0.01	$0.01	$0.06	$0.06
Weighted average shares outstanding - basic	6,078,615	5,995,088	6,076,000	5,983,500
Weighted average shares outstanding - diluted	6,078,615	5,995,088	6,076,000	5,983,500

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Selected Financial Ratios(1):
Return on average assets	0.06%	0.08%	0.21%	0.20%
Return on average equity	0.47	0.61	1.82	1.55
Average interest-earning assets to average interest-bearing liabilities	112.42	114.98	111.75	115.12
Average equity to average assets	11.71	12.83	11.56	13.18
Interest rate spread	2.45	2.10	2.44	2.05
Net interest margin	2.79	2.55	2.77	2.53

	Period Ended
	June 30,	December 31,
	2009	2008
Allowance for loan losses to total loans	0.90%	0.76%
Allowance for loan losses to nonperforming loans	122.76	283.96
Nonperforming loans to total loans	0.73	0.27
Book value per share	$6.40	$6.21

(1) Three and six months ended ratios are calculated on an annualized basis.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.